Exhibit (i)




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Securities Trust comprised of Scudder Micro Cap Fund, of our report dated October 15, 1999, on the financial statements and financial highlights appearing in the August 31, 1999 Annual Report to the Shareholders of Scudder Micro Cap Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.







PricewaterhouseCoopers LLP
Boston, Massachusetts
December 22, 1999